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               RESTATED TECHNOLOGY TRANSFER AGREEMENT
               --------------------------------------

      This Restated Technology Transfer Agreement (the "Agreement") is executed as of this 17th day of May, 1993 by and between Audrey Contente an individual ("Contente") and Ultrafem, Inc., a Delaware Corporation formerly known as Ultrafem, Ltd. ("Ultrafem"), with reference to the following facts:


                         R E C I T A L S
                         ---------------

      A. Effective on or about July 17, 1990 Contente executed an Assignment Agreement wherein she granted, conveyed and sold to the Company the goods and chattels each of which related to feminine hygiene products relating to or evolving from the patent, represented by U.S. Patent Application No. 446553, held by Contente and described therein (the "Assets"). On or about August 9, 1990 Contente executed a Patent Application Assignment wherein she assigned, sold and transferred her entire right, title and interest in that U.S. Patent Application No. 446553 (the "Patent"). In exchange for transferring the Assets to the Company, Contente received shares of the Company's $0.001 par value common stock.

      B. The Company and Contente desire to restate the terms of the Assignment and Patent Assignment Agreements and the terms of the royalty provisions relating thereto.

      WHEREFORE, the parties have agreed as follows:

                         A G R E E M E N T
                         -----------------

     1. The Company hereby acknowledges and reaffirms Contente's ownership of all of the shares of the Company's common stock (the "Shares"), presently standing in her name, as having been issued in exchange for Contente's transfer of technology represented by the Assets and the Patent.

     2. Contente hereby acknowledges and reaffirms that she has sold, transferred and granted, by execution of the Assignment Agreement and Patent Application Assignment, the technology represented by and derived from the Assets and Patent to the Company and that Contente has relinquished all ownership interest in the technology represented by the Assets and Patent.

     3. The parties hereto, and each of them, reaffirm that Contente (or her successors in interest) shall be paid a royalty in an amount equal to $0.005 (one-half cent) for each unit of Devices resulting and/or derived from the technology represented by the Assets and Patent whether sold by the Company, its successor, assignee, subsidiary, supplier, licensee or any other third party, and it is expressly understood that the Royalty due pursuant to this paragraph shall survive the death of Contente and the termination of Contente's employment with the Company, for any reason whatsoever (the "Royalty"). For the purposes hereof, "Devices" means any and all devices or other apparatus utilizing the Assets, Patents and Technology for any purpose whatsoever, including without limitation, the "UltraFem Feminine Protection Cup"; and "Technology" means the technology, ideas, inventions, patents and other Transferred Assets (as defined in the Assignment Agreement) together with any and all other technology, ideas or inventions (whether patented or unpatented) conceived or created by Contente and relating to the Assets and Patent and any and all other technology, ideas, inventions or patents that are derivatives or modifications of or improvements or developments to any Technology relating to the Assets and Patent.

     4. The Company shall pay the Royalty to Contente on a quarterly basis within thirty days after the end of each calendar quarter. Each quarterly royalty payment shall be accompanied by a statement in detail reasonably satisfactory to Contente setting forth the number of Devices sold during such calendar quarter and a calculation of the Royalty due Contente hereunder.

     5. The Company shall keep complete and accurate books of account and records covering all sales of Devices. Contente and her duly authorized representatives shall have the right, during normal business hours and upon reasonable advance notice and without interrupting the Company's business, at any time during Contente's employment with the Company or thereafter, to examine and copy such books of account and records and all other materials as may be reasonably necessary or appropriate to verify the information contained in the royalty statements submitted to

Contente pursuant hereto. In the case of any deviation of Royalties versus reported Royalties, the Company shall pay any Royalties due within ten days, with interest thereon from the date such Royalties were due through and including the date of payment at and changing with the rate announced from time to time by Citibank N.A. at its principal office in New York City as its "prime rate," plus 2%, and, if such deviation exceeds 5%, Contente pay the reasonable costs of such examination. All books of account and records relating to a particular calendar year shall be kept available for inspection as provided herein for at least two years after the end of such year.

     6. To the extent a conflict exists between the terms set forth in this Agreement and the Assignment Agreement, Patent Application Assignment and/or other agreements between the parties arising prior hereto, the terms set forth in this Agreement shall control.

     7. This Agreement shall be deemed to be effective as of July 17, 1990, the date of execution of the Assignment Agreement.

     8. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, successors and assigns.

     9. In any legal proceeding arising under this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorneys' fees.

     IN WITNESS WHEREOF the parties have executed the Agreement as of the date first written above.


The "Company"                        "Contente"
Ultrafem, Inc.,
a Delaware corporation



By: /s/ ARTHUR UNGER                 /s/ AUDREY CONTENTE
    ----------------                 -------------------
    ARTHUR UNGER                     AUDREY CONTENTE
    Its: President














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